THOMAS NELSON, INC.
                           501 Nelson Place
                           P.O. Box 141000
                    Nashville, Tennessee 37214-1000

                ----------------------------------------

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                ----------------------------------------



     The Annual Meeting of Shareholders (the "Annual Meeting") of Thomas Nelson, Inc. (the "Company") will be held at the Hilton Suites Nashville, 121 4th Avenue South, Nashville, Tennessee, at 11:00 a.m., local time, on Thursday, August 19, 2004, for the following purposes:

  1. To elect three directors in Class One to serve for a term of three years and until their respective successors are elected and take office, or until their earlier resignation or removal; and

  2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on June 21, 2004 will be entitled to notice of and to vote at the Annual Meeting.

     Whether or not you plan to attend the meeting in person, please complete, date, sign, and return promptly the enclosed proxy. The proxy may be revoked at any time prior to the exercise thereof, and submitting the proxy will not affect your right to attend the Annual Meeting and vote in person.


                                  By order of the Board of Directors.


                                  /s/ Joe L. Powers

                                  Joe L. Powers
                                  Executive Vice President and Secretary


Nashville, Tennessee
July 9, 2004



                            THOMAS NELSON, INC.
                             501 Nelson Place
                             P.O.  Box 141000
                      Nashville, Tennessee 37214-1000


                              ---------------

                              PROXY STATEMENT

                              ---------------


     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Thomas Nelson, Inc., a Tennessee corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on August 19, 2004 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying notice, and at any postponement or adjournment thereof. It is expected that this proxy statement, the form of proxy and the Company's Annual Report to Shareholders will be mailed to shareholders on or about July 9, 2004.

     Only shareholders of record at the close of business on June 21, 2004 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On such date, the issued and outstanding voting securities of the Company consisted of 13,585,695 shares of Common Stock (the "Common Stock") and
946,585 shares of Class B Common Stock (the "Class B Common Stock"). Each share of Common Stock entitles the holder thereof to one vote on each matter presented for action at the Annual Meeting. Each share of Class B Common Stock entitles the holder to ten votes on each matter presented for action at the Annual Meeting.

     All proxies delivered pursuant to this solicitation may be revoked at any time prior to the voting thereof by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation, or duly executing a proxy bearing a later date. Submitting the proxy will not affect the right of the shareholder to attend the Annual Meeting and vote in person. If not revoked, all proxies that are properly signed and returned to the Company will be voted in accordance with instructions contained thereon. If no instructions are given, the persons named in the proxy will vote the shares represented thereby FOR the approval of the election as directors of all nominees set forth under PROPOSAL NO. 1. The Board of Directors knows of no other matters that are to be brought to a vote at the Annual Meeting. If any other matter does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with the recommendation of the Board of Directors or, if no recommendation is given, in their best judgment.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND MANAGEMENT


     The following table sets forth certain information as of the Record Date (unless otherwise indicated) with respect to those persons known to the Company to be the beneficial owners (as defined by the rules of the Securities and Exchange Commission (the "Commission")) of more than five percent (5%) of either Common Stock or the Class B Common Stock and with respect to the beneficial ownership of the Common Stock and Class B Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all executive officers and directors of the Company as a group. Except as otherwise specified, the shares indicated are presently outstanding, and the Company believes the beneficial owner has sole voting and investment power over the indicated shares.

                                                          Amount of
                              Amount of                    Class B
                             Common Stock    Percent     Common Stock   Percent
                             Beneficially      of        Beneficially     of
Name of Beneficial Owner   Owned # (1)(2)     Class     Owned # (1)(2)   Class
-----------------------    ---------------   -------    --------------  -------
Sam Moore **** (3)            1,971,397        14.1%       911,213        71.7%
Gabelli Asset Mgmt., Inc.
   & Subsidiaries (4)         1,993,504        14.7           -             *
Barclays Global
   Investors, N.A. (5)        1,339,525         9.9           -             *
The TCW Group, Inc. (6)         719,156         5.3           -             *
Thomas Nelson, Inc. Savings
   and Investment Plan -
   Employee Benefits
   Committee (7)                635,840         4.7           -             *
S. Joseph Moore** (8)           301,455         2.2         93,835         9.9
Millard V. Oakley** (9)         286,864         2.1         19,542         2.1
Jesse T. Correll** (10)         267,380         2.0           -             *
Brownlee O. Currey, Jr.** (11)  200,754         1.5          4,035          *
Charles Z. Moore *****          172,472         1.3         68,665         7.3
Joe L. Powers*** (12)           150,645         1.1           -             *
Lee Gessner***** (13)           103,597          *            -             *
Michael S. Hyatt*** (14)         73,987          *            -             *
Vance Lawson*** (15)             62,511          *           5,000          *
Phil Stoner*** (16)              49,668          *            -             *
W.  Lipscomb Davis, Jr.** (11)   29,843          *           2,531          *
Ronald W. Blue** (17)             4,000          *            -             *
All Executive Officers and
   Directors as a group
   (12 persons) (18)          3,230,721        22.4%     1,036,156        81.2%

----------------------------
     *  Indicates less than 1%.
    **  Director.
   ***  Named Officer.
  ****  Director and Named Officer.
 *****  Former Named Officer.



   (1) Pursuant to the rules of the Commission, the shares subject to options held by directors and executive officers of the Company which are exercisable within 60 days of the Record Date are all deemed outstanding for the purpose of computing such director's or executive officer's percentage ownership and the percentage ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the percentage ownership of the other beneficial owners in the table. The share information further assumes that when such individuals can elect to receive either Common Stock or Class B Common Stock upon exercise of options, an election is made to receive Class B Common Stock.

   (2) Shares of Class B Common Stock are convertible into an equal number of shares of Common Stock at the option of the holder, and, wherever applicable, share information set forth above with respect to the Common Stock assumes the conversion of all Class B Common Stock, including options convertible into either Common Stock or Class B Common Stock at the holder's option, by the holders thereof for an equivalent number of shares of Common Stock that may be so acquired by conversion during the 60-day period commencing on the Record Date.

  (3) Includes shares issuable upon exercise of outstanding options to purchase 92,211 shares of Common Stock and 324,455 shares of Class B Common Stock under the Company's Amended and Restated 1992 Stock Incentive Plan (the "1992 Stock Incentive Plan") and the 2003 Stock Incentive Plan, 101,945 shares of Common Stock held by three trusts of which Mr. Moore is trustee, and 27,245 shares of Common Stock held by the Company's Employee Stock Ownership Plan (the "ESOP"), as to which Sam Moore has sole voting power. Sam Moore's spouse owns 31,418 shares of Common Stock and 3,435 shares of Class B Common Stock. Sam Moore's address is 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214-1000.

   (4) As reflected in a Schedule 13D filed with the Commission on January 23, 2004 by Gabelli Asset Management, Inc. The address of Gabelli Asset Management, Inc. is One Corporate Center, Rye, New York 10580-1434.

   (5) As reflected in a Schedule 13G filed with the Commission on January 12, 2004 by Barclays Global Investors, N.A. The address of Barclays Global Investors, N.A. is 45 Fremont Street, 5th Floor, San Francisco, CA 94105.

   (6) As reflected in Schedule 13G filed with the Commission on February 10, 2004 by The TCW Group, Inc. The address of The TCW Group, Inc. is
        865 South Figueroa Street, Los Angeles, CA  90017.

   (7) Pursuant to the terms of the ESOP, the investment committee shares dispositive power with the ESOP participants. The address of Thomas Nelson, Inc. Savings & Investment Plan-Employee Benefit Committee is 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214-1000.

   (8) Includes 22,750 shares of Common Stock and 36,785 shares of Class B Common Stock held by a trust of which S. Joseph Moore is a trustee and the sole beneficiary, 21,500 shares of Common Stock and 1,000 shares of Class B Common Stock owned by S. Joseph Moore as custodian for certain of S. Joseph Moore's children. S. Joseph Moore's spouse owns 9,625 shares of Common Stock.

   (9) Includes 20,000 shares of Common Stock issuable upon exercise of outstanding options under the 1992 Stock Incentive Plan and 12,500 shares of Common Stock, for which Mr. Oakley disclaims any voting or dispositive power, held by Mr. Oakley's spouse.

  (10) Includes 6,000 shares of Common Stock issuable upon exercise of outstanding options under the 1992 Stock Incentive Plan.

  (11) Includes 20,000 shares of Common Stock issuable upon exercise of outstanding options under the 1992 Stock Incentive Plan.

  (12) Includes shares issuable upon exercise of outstanding options to purchase 110,000 shares of Common Stock under the 1992 Stock Incentive Plan and 33,955 shares of Common Stock held by the ESOP, as to which Mr. Powers has sole voting power. Mr. Powers' address is 501 Nelson Place, P.O. Box 141000, Nashville, TN 37214-1000.

  (13) Includes 98,000 shares of Common Stock issuable upon exercise of outstanding options under the 1992 Stock Incentive Plan and 5,597 shares of Common Stock held by the ESOP as to which Mr. Gessner has sole voting power. Correspondence to Mr. Gessner should be sent to his attention in care of Thomas Nelson, Inc., 501 Nelson Place,
        P.O. Box 141000, Nashville, TN  37214-1000.

  (14) Includes shares issuable upon exercise of outstanding options to purchase 71,667 shares of Common Stock under the 1992 Stock Incentive Plan and 2,320 shares of Common Stock held by the ESOP as to which Mr. Hyatt has sole voting power. Mr. Hyatt's address is 501 Nelson Place, P. O. Box 141000, Nashville, TN 37214-1000.

  (15) Includes shares issuable upon exercise of outstanding options to purchase 47,766 shares of Common Stock and 5,000 shares of Class B Common Stock under the 1992 Stock Incentive Plan and 5,845 shares of Common Stock held by the ESOP, as to which Mr. Lawson has sole voting power. Mr. Lawson's address is 501 Nelson Place, P.O. Box 141000 Nashville, TN 37214-1000.

  (16) Includes shares issuable upon exercise of outstanding options to purchase 43,333 shares of Common Stock under the 1992 Stock Incentive Plan and 6,335 shares of Common Stock held by the ESOP as to which Mr. Stoner has sole voting power. Mr. Stoner's address is 501 Nelson Place, P.O. Box 141000, Nashville, TN 37214-1000.

  (17) Includes 4,000 shares of Common Stock issuable upon exercise of outstanding options under the 1992 Stock Incentive Plan.

  (18) Includes an aggregate of 81,297 shares of Common Stock held by the ESOP, and shares issuable upon exercise of options to purchase 462,977 shares of Common Stock and 329,455 shares of Class B Common Stock.


                                 PROPOSAL NO.  1

                              ELECTION OF DIRECTORS


     The Amended and Restated Charter of the Company provides that the Board of Directors shall be divided into three classes with the classes to be as nearly equal in size as possible. Each class serves for a term of three years, with the terms of office of the directors in each respective class expiring in successive years. The current Board of Directors consists of seven members, with the terms of office of the directors in Class One expiring at the Annual Meeting. The Board determined to increase the size of the Board of Directors to eight members, effective upon the 2004 Annual Meeting of Shareholders. The incumbent directors whose terms of office extend beyond this Annual Meeting are as follows:

                                                         Annual Meeting
                                              Director      at which
          Name                                 Class      term expires
          ----                                --------   --------------
          Jesse T. Correll                     Three          2005
          Brownlee O. Currey, Jr.              Three          2005
          W. Lipscomb Davis, Jr.               Three          2005
          S. Joseph Moore                      Two            2006
          Millard V. Oakley                    Two            2006
</TABLE

Class One
---------

     The Board of Directors, based on the recommendation of its Nominating and Corporate Governance Committee, has nominated Sam Moore and Ronald W. Blue for re-election and Michael S. Hyatt for initial election as directors in Class One with terms of office of three years expiring at the Annual Meeting of Shareholders to be held in 2007 and until their successors are elected and qualified, or until their earlier resignation or removal.

     Mr. Moore is currently a member of the Board of Directors and was previously elected as a director by the shareholders.

     Mr. Blue was elected as a director in Class One on August 21, 2003 to fill the vacancy created by the retirement from the Board of Directors of Andrew J.
Young, with a term of office of one year expiring at this Annual Meeting and until his successor is elected and qualified, or until his earlier resignation or removal.

     Mr. Hyatt is 48 years old and currently serves as the Company's President and Chief Operating Officer. He was appointed President and Chief Operating
Officer of the Company in January 2004.  He has been with the Company since
February 1998.  In February 2003, he was appointed Executive Vice President and
Publisher of the Thomas Nelson Book Group.  Previously, Mr. Hyatt served as
Executive Vice President and Group Publisher for Nelson Books, Tommy Nelson,
Rutledge Hill Press, Cool Springs Press and the Nelson Multi Media divisions;
Executive Vice President and Publisher of Nelson Books; Senior Vice President and Publisher of Nelson Books and Senior Vice President and Associate Publisher of Nelson Books. Mr. Hyatt was previously a partner with Wolgemuth & Hyatt, a literary agency, from 1992 to 1998.

     It is intended that proxies received in response to this solicitation will, unless otherwise specified, be voted in favor of the election of the above persons as directors of the Company for the terms set forth above and until their successors are elected and qualified, or until their earlier resignation or removal. In case any of these persons are unable or decline to serve, it is intended, in the absence of contrary direction, that the proxies will be voted for the remaining nominee(s) and for substitute nominee(s) selected by the Board of Directors. The Board of Directors has no reason to expect that any of the nominees will not be available for election at the Annual Meeting, and therefore does not at this time have any substitute nominees under consideration.

     A plurality of the votes cast by the shares entitled to vote in the election is required to elect a director. Shareholders have no right to vote cumulatively for directors, but rather each shareholder may cast one vote for each share of Common Stock and ten votes for each share of Class B Common Stock held by such shareholder for each director to be elected. The Board of Directors recommends a vote FOR all nominees.

     The following table contains additional information concerning the incumbent directors who will remain in office and the director nominees.
Except as indicated below, each director and nominee has been an employee of the firm(s) listed below as his principal occupation for more than the past five years.

                                                                       Director
Name                                Principal Occupation          Age    Since
-------------------------------------------------------------------------------

Ronald W. Blue            President of Christian Financial         62    2003
(A & N)                   Network, a private investment firm.
                          Former Chairman emeritus of Ronald Blue
                          & Co., LLC from January 2002 to July
                          2003; Founder and CEO of Ronald Blue
                          & Co., LLC from 1979 to January 2002;
                          Board of Directors of Campus Crusade
                          for Christ, Crown Financial Ministries,
                          and The National Christian Foundation
                          from 1999 to current.

Jesse T. Correll          President and Chairman of First          48    2001
(N)                       Southern Bancorp, Inc., a banking and
                          investment firm, from 1983 to present.
                          Chairman and Chief Executive Officer
                          of United Trust Group, Inc.

Brownlee O. Currey, Jr.   President, Currey Investments, a         75    1984
(A & C)                   private investment firm.  Previously
                          served as Chairman of the Board of
                          The Nashville Banner Publishing Co.
                          from January 1980 to May 1998.

W. Lipscomb Davis, Jr.    Partner of Hillsboro Enterprises,        72    1984
(A, C & E)                a private investment firm.

Sam Moore                 Chairman of the Board and Chief          74    1961
(E)                       Executive Officer of the Company;
                          Sam Moore is the father of
                          S. Joseph Moore.

S. Joseph Moore           President of C.R. Gibson, Inc.,          41    1995
(E)                       a company which designs and sells
                          gift products, from November 2001 to
                          present; from 1995 to October 2001,
                          served as Executive Vice President
                          of the Company; S. Joseph Moore is
                          the son of Sam Moore.

Millard V. Oakley         Businessman managing private             74    1972
(C, E & N)                investments.

-----------------------

Member of Executive (E), Compensation (C), Nominating and Corporate
Governance (N), Audit (A) Committee



Board and Committee Meetings
----------------------------

     The Board of Directors has four standing committees--the Executive Committee, the Compensation Committee, the Audit Committee, and the Nominating and Corporate Governance Committee, the members of which are indicated in the previous table.

     Executive Committee
     -------------------

        The Executive Committee has such powers and authority as may be legally delegated to the Executive Committee by the Board of Directors from time to time.

     Compensation Committee
     ----------------------

        Among other responsibilities, the Compensation Committee reviews and approves management compensation and administers the Company's retirement and incentive plans. The Board of Directors has determined that each current member of the Compensation Committee is independent within the meaning of the New York Stock Exchange (the "NYSE") corporate governance standards and the Commission's director independence standards for compensation committee members. The responsibilities of the Compensation Committee and its activities during fiscal 2004 are more fully described in the Compensation Committee Report contained in this Proxy Statement.

     Nominating and Corporate Governance Committee
     ---------------------------------------------

        The purpose of the Nominating and Corporate Governance Committee is to, among other responsibilities, identify, evaluate and recommend to the Board of Directors nominees for election to the Board of Directors, develop and recommend to the Board corporate governance principles and guidelines and oversee and advise the Board with respect to corporate governance matters. A copy of the charter of the Nominating and Corporate Governance Committee is attached hereto as Appendix B. The Nominating and Corporate Governance Committee will consider nominees recommended by the holders of the Common Stock and Class B Common Stock provided such proposed nominees are submitted to the Company in the manner and within the time limit for shareholder proposals as set forth within this proxy statement and the Company's bylaws and the rules and regulations of the Commission. The Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is independent within the meaning of the NYSE corporate governance standards and the Commission's director independence standards for nominating committee members.

     Audit Committee
     ---------------

        The Audit Committee oversees the accounting and financial reporting processes and controls of the Company and the audits of the financial statements of the Company. Among other responsibilities, the Audit Committee
(i) oversees the appointment, compensation, retention and oversight of the work performed by any independent public accountants engaged by the Company,
(ii) recommends, establishes and monitors procedures designed to improve the quality and reliability of the disclosure of the Company's financial condition and results of operations and (iii) establishes procedures designed to facilitate (a) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (b) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. Additional information regarding the responsibilities of the Audit Committee and its activities in fiscal 2004 is provided in the Audit Committee Report contained in this Proxy Statement. The Board of Directors has determined that each current member of the Audit Committee is independent within the meaning of the NYSE listing standards and the Commission's director independence standards for audit committee members, has the accounting and financial related management expertise required by the NYSE listing standards, and that Mr. Blue qualifies as an "audit committee financial expert" under the rules of the Commission.

        During the last fiscal year, the Board of Directors held five meetings, the Compensation Committee held three meetings, the Nominating and Corporate Governance Committee held three meetings, the Audit Committee held six meetings, and the Executive Committee held no meetings. Each of the incumbent directors attended at least 75% of the aggregate of all Board of Director meetings and meetings of committees on which he served during the last fiscal year.

Directors Compensation
----------------------

     Directors not otherwise employed by the Company receive $1,500 per month plus $1,500 for attending, in person, each meeting of the Board of Directors or any committee, when such committee meetings are separately called and held. Directors attending such meetings by means of a telephone conference call receive $750 for each meeting. In addition, the Chairman of the Audit Committee receives $500 per month; the Chairman of the Compensation Committee receives $300 per month; the Chairman of the Executive Committee receives $400 per month; and the Chairman of the Nominating and Corporate Governance Committee receives $300 per month. Board members who are employed as officers by the Company receive no extra compensation for their services as directors or committee members. All directors are reimbursed by the Company for expenses incurred by them in connection with their service on the Board of Directors and committees.

     In fiscal 1998, the Company adopted the 1997 Deferred Compensation Plan for Non-Employee Directors (the "Non-Employee Directors Plan"). Pursuant to the Non-Employee Directors Plan, beginning in September 1997 directors who are not employed as officers of the Company may file with the Company an irrevocable election to defer payment of not less than fifty percent (50%) of the retainer fees to be earned during each fiscal year. Deferred amounts are invested in an account reflected in Company stock equivalent units, the number of which is computed by dividing the amount of the deferred retainer fees by the fair market value of the Company's shares on the date of deferral. Directors may elect the form and timing of payments of deferred amounts (and any earnings reflecting dividends thereon) to be paid in cash from the Company in a lump sum or installment payments after such director's sixty-fifth or seventieth birthday, based on the number of stock equivalent units in such director's account and the fair market value of the Company's shares on the first business day of the year in which payments are made. In addition, pursuant to the 1992 Stock Incentive Plan, each outside director receives a non-qualified stock option to purchase 4,000 shares of Common Stock on the date of each annual meeting of shareholders with an exercise price equal to the fair market value of the Common Stock on such date. The shares subject to such options vest on the first anniversary of the date of grant and are exercisable for a period of ten years.

                    CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Principles and Guidelines
----------------------------------------------

     The Company is committed to having sound corporate governance principles and our Board of Directors has established a set of Corporate Governance Guidelines that meet the requirements of the corporate governance standards of the NYSE. These guidelines address such matters as director qualifications, director nominations, director responsibilities, director compensation, orientation and training and other matters and will be published not later than the date of the Annual Meeting on an investor relations page of the Company's website at www.thomasnelson.com. The Board of Directors believes that such guidelines are appropriate for the Company in its effort to promote sound corporate governance practices.

     Each committee of the Board of Directors (other than the Executive Committee) operates under a charter that has been approved by the Board of Directors. A current copy of each committee charter will be available at www.thomasnelson.com at an investor relations section of the Company's website not later than the date of the Annual Meeting. A copy of these charters, and/or the Corporate Governance Guidelines and our Code of Conduct (as described below), may also be obtained, free of charge, from the Company upon a written request directed to: Thomas Nelson, Inc., 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214-1000, Attention: Investor Relations. The Company believes that its Board committee charters meet the requirements of the NYSE listing standards as well as the Sarbanes-Oxley Act of 2002 and the Commission's related rules. Each committee (other than the Executive Committee) reviews the appropriateness of its charter and will perform a self-evaluation of the effectiveness of the committee at least annually.

Code of Business Conduct and Ethics
-----------------------------------

     The Company has a Code of Business Conduct and Ethics (the "Code of Conduct") that applies to all of the Company's directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The purpose of the Code of Conduct is to, among other things, provide our directors and employees written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct in the discharge of their duties; promote compliance with applicable laws, rules and regulations; promote prompt and good faith internal reporting of violations of the Code of Conduct; and provide accountability for adherence to the Code of Conduct. Each director and employee is required to read and certify in writing annually that he or she has read, understands and will comply with the Code of Conduct.

     A current copy of the Code of Conduct will be available on an investor relations section of our website, and the Company intends to disclose amendments to or waivers from a provision of the Code of Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on the investor relations section of its website, or by such other method prescribed by applicable law or regulation.

Director Independence
---------------------

     The Board has determined that each member of the Board except for Sam Moore, S. Joseph Moore and, if elected, Michael S. Hyatt is an "independent director" within the meaning of the listing standards of the NYSE and that each such director does not have any relationship that would preclude a finding of independence. Furthermore, the Board of Directors has determined that the composition of each of the committees of the Board of Directors complies with the requirements of the NYSE listing standards, the Commission and other applicable laws or regulations, as currently in effect.

Director Qualifications
-----------------------

     The Company's director nominees are recommended to the Board of Directors by a Nominating and Corporate Governance Committee (the "Nominating Committee") which is composed solely of independent directors. The Company's Board of Directors and its Nominating Committee have adopted a procedure for the evaluation of director candidates (the "Nominee Procedures") that contain certain minimum qualifications for candidates (including those candidates recommended by the Company's shareholders). The Nominating Committee will consult with the Board of Directors on an annual basis regarding the results of the annual performance evaluation of the Board and its Committees, and the qualifications of potential director candidates in accordance with the Nominating Committee's charter and the Company's related policies or guidelines regarding the nomination and evaluation of director candidates.
The consideration of a candidate as a director will include the Nominating Committee's assessment of the individual's background, skills and abilities, and whether such characteristics are consistent with the Company's guidelines and fulfill the needs of the Board at that time. The Nominating Committee will be responsible for assessing shareholder proposals with respect to director nominations. The Company's Corporate Governance Guidelines may also contain additional membership criteria that apply to nominees for the Company's Board of Directors.

     The Nominee Procedures provide that candidates for nomination to the Board of Directors, including those recommended by shareholders in compliance with the Company's charter, bylaws and applicable law, are required to be submitted to the Nominating Committee's Chairman with as much biographical information as is available and a brief statement of the candidates' qualifications. The Nominating Committee will consider whatever factors it deems appropriate in its assessment of a candidate; however, at a minimum, a candidate must in the Committee's judgment: be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency; meet the Company's minimum qualifications for directors and fulfill the needs of the Board of Directors at that time; and possess the background and demonstrated ability to contribute to the Board's performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.

     In addition to these minimum qualifications, the Nominating Committee may also consider whether the candidate: is of the highest ethical character and shares the core values of the Company as reflected in the Company's Code of Conduct; has a reputation, both personal and professional, consistent with the image and reputation of the Company; is highly accomplished in the candidate's field; is an active or former chief executive officer of a public company or a similar business or is a leader of another complex organization; has relevant expertise and experience, and would be able to offer advice and guidance to the chief executive officer based on that expertise and experience; and has the ability to exercise sound business judgment.

Process for Identifying Candidates
----------------------------------

     The Nominating Committee seeks to identify candidates for membership on the Company's Board of Directors through conversations with members of the Board of Directors, senior management and others. The Nominating Committee also considers nominees proposed by the Company's shareholders in accordance with the provisions contained in the Company's charter, bylaws and applicable law, and consistent with the Nominee Procedures. Pursuant to the Company's bylaws, any shareholder may nominate a person for election to the Company's Board of Directors at the Company's Annual Meeting of Shareholders, provided that the nomination is received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's Annual Meeting of Shareholders. Each notice submitted in this manner must comply with the Company's bylaws and must include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the Commission, including the nominee's consent to being named as a nominee and to serving as a director, if elected. Additionally, the nominating shareholder must provide his, her or its name and address as it appears in the stock records of the Company and the number of shares of Common Stock or Class B Common Stock beneficially owned by such shareholder.

Evaluation of Candidates
------------------------

     The Nominating Committee will consider all candidates nominated in accordance with the processes described above. The Chairman of the Nominating Committee may preliminarily assess a candidate's qualifications and suitability and report such assessment as promptly as practicable to the Nominating Committee. When feasible, the Chairman of the Nominating Committee will interview candidates whom the Chairman believes are likely to meet the criteria for Board membership as part of the preliminary assessment process.

     If it is the consensus of the Nominating Committee that a candidate is likely to meet the criteria for Board membership and fulfill the needs of the Board at that time, the Chairman of the Nominating Committee or other representative of the Board will advise the candidate of the Committee's preliminary interest and, if the candidate expresses sufficient interest, will arrange interviews of the candidate with one or more members of the Nominating Committee, the Board or management, and request such additional information from the candidate as the Nominating Committee deems appropriate. The Nominating Committee will consider the candidate's qualifications and whether such characteristics are consistent with the Company's guidelines and fulfill the needs of the Board at that time, and such other factors as it deems appropriate in order to confer and reach a collective assessment as to the qualifications and suitability of the candidate for Board membership. On the basis of its assessment, and taking into consideration input from senior management, the Nominating Committee will formally consider whether to recommend the candidate's nomination for election to the Board of Directors.

Communications with Members of the Board
----------------------------------------

     The Company's Board of Directors has established procedures for the Company's shareholders to communicate with members of the Board of Directors. Shareholders may communicate with any of the Company's directors, including the chairman of any of the committees of the Board of Directors, by writing to such director(s) c/o Thomas Nelson, Inc., 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214-1000, Attention: Corporate Secretary. Appropriate communications will be forwarded to such director(s) by the Corporate Secretary.

Board Member Attendance at Annual Meetings
------------------------------------------

     The Company strongly encourages each member of the Board of Directors to attend the Annual Meetings of Shareholders. All of the Company's directors attended the 2003 Annual Meeting of Shareholders.

Executive Sessions of Independent Directors
-------------------------------------------

     In accordance with the NYSE corporate governance standards, the Board of Directors has instituted a policy stating that executive sessions of the independent directors will be held following each regularly scheduled in-person meeting of the Board of Directors. Executive sessions do not include any employee directors of the Company. Mr. Oakley (the "Chairman") is currently responsible for chairing the executive sessions. Interested shareholders may communicate directly with the Chairman in the manner described above under "Communications with Members of the Board."

General Information
-------------------

     For more information regarding the Company's corporate governance policies, you are invited to access the investor relations section of our website which we intend to make available prior to the Annual Meeting at www.thomasnelson.com. However, we do not intend to incorporate the contents of the website into this Proxy Statement.


Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

     The members of the Compensation Committee of the Board of Directors during fiscal 2004 were Millard V. Oakley (Chairman), Brownlee O. Currey, Jr. and W. Lipscomb Davis, Jr. No member of the Compensation Committee has ever served as an officer of, or been employed by, the Company. During 2004, Mr. Oakley, Mr. Currey and Mr. Davis did not have any relationship requiring disclosure by the Company. There is no interlock with respect to Mr. Oakley, Mr. Currey and Mr. Davis.

                       COMPENSATION COMMITTEE REPORT

     Decisions concerning the compensation of the Company's executives are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a non-employee director. The Compensation Committee is responsible for reviewing and setting the compensation of the Company's senior executives and for establishing general executive compensation policies for the Company.

Compensation Philosophy and Policies for All Executive Officers
---------------------------------------------------------------

     The Compensation Committee believes that the primary objectives of the Company's executive compensation policy should be:

     - to attract and retain talented executives by providing a compensation program that is competitive with the compensation provided to executives at companies of comparable size and position in the publishing business, while maintaining compensation within levels that are consistent with the Company's business plan, financial objectives and operating performance;

     - to provide appropriate incentives for executives to work towards the achievement of the Company's annual performance targets established in the Company's business plan; and

     - to more closely align the interests of its executives with those of shareholders by providing long-term incentive compensation in the form of stock awards and options or other equity-based, long-term incentive compensation.

     The Compensation Committee believes that the Company's executive compensation policies should be reviewed during the first quarter of the fiscal year when the financial results of the prior fiscal year become available. The policies should be reviewed in light of their consistency with the Company's financial performance, its business plan and its position within the publishing industry, as well as the compensation policies of similar companies in the publishing industry. The compensation of individual executives should then be reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

     In setting and reviewing compensation for the executive officers, the Compensation Committee considers a number of different factors designed to assure that compensation levels are properly aligned with the Company's business strategy, corporate culture and operating performance. Among the factors considered are the following:

     - Comparability -- The Compensation Committee considers the compensation packages of similarly situated executives at companies deemed to be most comparable to the Company. The objective is to maintain competitiveness in the marketplace in order to attract and retain the highest quality executives. This is a principal factor in setting base levels of compensation.

     - Payment for Performance--The Compensation Committee believes that compensation should be in part directly linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee has relied on cash bonuses which have been determined on the basis of certain objective and subjective factors after receiving the recommendations of senior management.

     - Equity Ownership--The Compensation Committee believes that an integral part of the executive compensation program at the Company is equity-based compensation plans which encourage and create ownership of the Company's stock by its executives, thereby aligning executives' long-term interests with those of the shareholders. These long-term incentive programs are principally reflected in the Company's stock-based incentive plans. The Compensation Committee believes that significant stock ownership is a major incentive in building shareholder value and reviews awards of equity-based incentives with that goal in mind.

     - Qualitative Factors--The Compensation Committee believes that, in addition to corporate performance and specific division performance, it is appropriate to consider in setting and reviewing executive compensation the personal contributions that a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, planning initiatives, development skills, public affairs and civic involvement have been deemed to be important qualitative factors to take into account in considering levels of compensation.

     In connection with the annual review of the Company's executive compensation policies, the Compensation Committee deemed it appropriate to engage a nationally recognized compensation consulting firm (the "Consultant") to assist the Compensation Committee in its review and to provide advice with respect to the Company's compensation arrangements for the Company's senior executive officers for fiscal 2004. The peer group, which the Compensation Committee utilized for purposes of evaluating compensation for executive officers, consisted of publishing companies.

Compensation of Executive Officers
----------------------------------

     The Compensation Committee believes that the compensation for each of its executive officers should consist of a base salary, the potential for an annual cash bonus and equity-based long-term incentive compensation. The Compensation Committee has applied the policies described herein to fiscal 2004 compensation for executive officers, including the Named Officers.

        Base Compensation. In determining whether an increase in base compensation for its executive officers was appropriate for fiscal 2004, the Compensation Committee reviewed salary ranges recommended by the Consultant and sought the advice of the Chief Executive Officer. The Compensation Committee subjectively determined base compensation on the basis of discussions with the Chief Executive Officer, a review of the base compensation of executive officers of comparable companies, the advice of the Consultant, the committee's experience with the Company and in business generally, and what it viewed to be appropriate levels of base compensation after taking into consideration the performance of the Company and the contributions of each executive officer. As a result of this review, the base salaries for the Named Officers for fiscal 2004 increased 6% from fiscal 2003 in total, with specific changes varying from 0% to a 16% increase, reflecting the Compensation Committee's subjective judgment as to the competitive level of the compensation being paid to each executive, the executive's contribution to the Company's performance and the responsibilities undertaken by the executive officer. As a result of these increases, base salaries for the Named Officers were set for fiscal 2004 at approximately the 50th to the 75th percentile of the base compensation of executives with similar responsibilities at comparable companies. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors, which it applied subjectively in reaching its base compensation decisions.

     Annual Incentive and Bonus Compensation. For fiscal 2004, the Compensation Committee established performance goals for awarding incentive payments, including targeted pre-tax profits for the Company, improvements in the Company's return on assets ratio and, for certain Named Officers, pre-determined margin contributions for specific divisions of the Company. The amount of any potential award varied with each executive officer. Based on these performance goals, the Named Officers earned an aggregate of $1,267,150 in annual incentive payments for fiscal 2004.

     Long-Term Incentive Compensation. The Compensation Committee believes the Company should make it a part of its regular executive compensation policies to grant annual awards of long-term, equity based incentives to executive officers and other key employees as part of the compensation package that is reviewed annually for each executive officer. In making these awards, the Compensation Committee establishes guidelines at the time of the annual review and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term, equity-based incentive compensation to the other executive officers.

     As part of the Compensation Committee's annual review of the Company's executive compensation policies for fiscal 2004 and based upon the recommendations of the Consultant, the Compensation Committee determined to grant stock options with an exercise price based on the fair market value of the Common Stock on the date of grant as long-term, equity-based incentive compensation to the Company's management team. Accordingly, during fiscal 2004, the Compensation Committee considered, with the assistance of the Consultant, the amount of stock option holdings by its senior executives in relation to the holdings by senior executives of comparables companies. As a result of this analysis, the Compensation Committee granted to the Named Officers annual stock option awards ("Annual Options") to purchase an aggregate of 400,000 shares of Common Stock. The Annual Options vest at a rate of 33 1/3% on the first through third anniversaries of the date of grant, subject to certain performance goals, and vest in full if the executive is employed on the third anniversary of the date of grant, regardless of whether such goals are met.

     Chief Executive Officer Compensation. The Compensation Committee reviewed the performance of the Company and Sam Moore as its Chairman and Chief Executive Officer in determining his compensation for the 2004 fiscal year.
The Compensation Committee took into account the Company's financial performance compared to companies included in the Peer Group Index, the base compensation of Mr. Moore relative to the chief executive officers of comparable companies, the advice of the Consultant and the longevity of Mr. Moore's service to the Company. In light of these considerations, the Compensation Committee determined that his base compensation for fiscal 2004 should be $450,000. Based on meeting certain performance goals, Sam Moore earned a cash incentive payment award in the amount of $521,900 and received option grants to purchase 300,000 shares of Class B Common Stock during fiscal 2004, subject to Mr. Moore receiving no increase in base salary or additional stock options grants for the next three fiscal years.

     Federal Income Tax Deductibility Limitations. Section 162(m) of the Internal Revenue Code of 1986, enacted as part of the Omnibus Budget Reconciliation Act in 1993 ("OBRA"), generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. The statute, however, exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

     The Compensation Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek to qualify executive compensation awards as performance-based compensation excluded from the $1,000,000 limit. Stock options and other equity-based incentives granted under the Company's stock incentive plans are intended to qualify as performance-based compensation; however, the Compensation Committee recognizes that interpretations of the Internal Revenue Service with respect to
Section 162(m) matters may result in compensation related to certain options not qualifying for exclusion from the $1,000,000 limit. During fiscal 2004, none of the executive officers received compensation that exceeded the $1,000,000 limit on deductibility.

                                     Respectfully submitted,

                                     Millard V. Oakley, Chairman
                                     Brownlee O. Currey, Jr.
                                     W. Lipscomb Davis, Jr.


                          EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term and other compensation during fiscal years 2004, 2003 and 2002 for the Company's Chief Executive Officer and the persons who, in fiscal 2004, were the other most highly compensated executive officers of the Company (the foregoing are collectively defined as the "Named Officers").

                           Summary Compensation Table
                           --------------------------
                                                              Long-Term
                                                             Compensation
                                                                Awards
                                                             ------------
                                   Annual Compensation        Securities   All
                               -----------------------------  Underlying  Other
                                                 Other Annual  Options/  Compen-
Name and                                  Bonus  Compensation    SARs     sation
Principal Position      Year  Salary ($)   ($)        ($)      (#) (1)   ($) (2)
------------------      ----  --------- -------- ------------  -------   -------
Sam Moore               2004  $450,000  $521,900  $ 26,339(3)  300,000   $12,944
  Chief Executive       2003   400,000   196,300    53,929(3)  100,000     7,077
  Officer               2002   450,000   180,600    13,580(3)  220,000     4,846

Michael S. Hyatt        2004   232,000   248,000         0      50,000     4,098
  President and Chief   2003   200,000    80,500         0      60,000         0
  Operating Officer     2002   175,000   101,625         0      10,000         0

Lee Gessner(4)          2004   245,000    85,000         0       5,000    12,375
  Executive Vice        2003   240,000    53,200         0           0     8,123
  President             2002   240,000         0         0      80,000     7,305

Joe L. Powers           2004   230,000   228,300         0      35,000    13,278
  Executive Vice        2003   225,000   136,300         0      20,000     8,343
  President, Secretary  2002   225,000    96,075         0      70,000     3,877
  and Treasurer

Phil Stoner             2004   200,000    39,950         0       5,000    12,147
  Executive Vice        2003   200,000    49,800         0      50,000     8,144
  President             2002   175,000    89,600         0       7,500     8,693

Vance Lawson            2004   175,000   144,000         0       5,000     9,906
  Senior Vice           2003   175,000    61,100         0      15,000     5,355
  President             2002   169,000    46,400         0      20,000     5,062

(1)  Represents the number of stock options granted under the Company's 1992
     Stock Incentive Plan and the 2003 Stock Incentive Plan.

(2) Represents amounts contributed to the Company's 401(k)/ESOP Plan by the Company.

(3) For 2004, represents various perquisites, net of taxes, including reimbursements of travel expenses ($12,009) and automobile expenses
     ($14,330).  For 2003, represents reimbursements of travel expenses
     ($28,631) and automobile expenses ($16,644). For 2002, represents reimbursement of automobile expenses ($13,580), net of tax.

(4)  Effective June 6, 2004, Mr. Gessner is no longer with the Company.




                     Option/SAR Grants in Last Fiscal Year
                     -------------------------------------

     This table provides information as to options granted to the Named
Officers during fiscal year 2004.

                                                                 Potential
                           Percent of                       Realizable Value
                             Total                          At Assumed Annual
               Number of    Options                          Rates of Stock
               Securities   Granted                        Price Appreciation
               Underlying     in    Exercise                 For Option Term
                Option      Fiscal   Price     Expiration ---------------------
Name            Granted      Year   ($/Sh)(3)     Date        5%          10%
              -----------   ------  ---------  ---------- ---------- ----------
Sam Moore       300,000(1)   46.7%   $12.33    06/11/2013  2,326,281  5,895,253
Michael S. Hyatt 50,000(2)    7.8%   $12.07    06/11/2013    379,538    961,824
Joe L. Powers    35,000(2)    5.5%   $12.07    06/11/2013    265,677    673,277
Phil Stoner       5,000(2)    0.8%   $12.07    06/11/2013     37,954     96,182
Vance Lawson      5,000(2)    0.8%   $12.07    06/11/2013     37,954     96,182
Lee Gessner       5,000(2)(4) 0.8%   $12.07    06/11/2013     37,954     96,182

--------------------------------------------------------------------------------

(1) Option to purchase Class B Common Stock was granted on June 11, 2003, pursuant to the 2003 Stock Incentive Plan. These options typically vest one third on each of the first, second and third anniversary dates of the grant, or as otherwise provided in the specific option agreement.

(2) Option to purchase Common Stock was granted on June 11, 2003, pursuant to the 1992 Stock Incentive Plan. These options typically vest one third on each of the first, second and third anniversary dates of the grant, or as otherwise provided in the specific option agreement.

(3) Assumes exercise of option to purchase shares of Class B Common Stock when either Common Stock or Class B Common Stock may be purchased.

(4) Option was forfeited effective June 6, 2004 upon Mr. Gessner's separation from the Company, pursuant to the 1992 Stock Incentive Plan.

                           Fiscal Year-End Option Values
                           -----------------------------

The following table provides information as to the aggregate number of shares of Common Stock and Class B Common Stock covered by both exercisable and unexercisable stock options as of March 31, 2004, and the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock or Class B Common Stock.

                           Number of Securities
                                Underlying              Value of Unexercised
                           Unexercised Options          In-The-Money Options
                           at Fiscal Year-End (#)     at Fiscal Year-End ($)(1)
                        ---------------------------- ---------------------------
             Exercise Realized                 Not                      Not
Name           (#)         ($) Exercisable Exercisable Exercisable  Exercisable
----         -------- -------- ----------- ----------- ----------- -------------
Sam Moore       -         -      136,668     513,332     2,411,401    8,308,988
Lee Gessner     -         -       60,667      58,333(2)  1,146,107    1,151,473
Vance Lawson   3,900    76,830    52,766       8,333       514,975      480,879
Joe L. Powers   -         -       45,000      95,000       806,620    1,653,105
Mike Hyatt      -         -       31,667      93,333       507,973    1,369,527
Phil Stoner     -         -       22,500      57,500       396,201      807,175

(1) Certain outstanding options are exercisable for either Common Stock or Class B Common Stock and, where appropriate, the value of unexercised options reflects gains based on the closing price of either stock depending on which option to purchase stock was "in-the-money" at fiscal year end. On March 31, 2004, the closing prices of the Common Stock and Class B Common Stock on the New York Stock Exchange were $27.22 and $27.20, respectively.

(2) Unexercisable options include an option for 5,000 shares of Common Stock at an exercise price of $12.07 per share that was forfeited effective
    June 6, 2004 upon Mr. Gessner's separation from the Company, pursuant to the 1992 Stock Incentive Plan. Under the terms of the 1992 Stock
    Incentive Plan, Mr. Gessner has 90 days past his separation date to exercise his remaining vested options.


                     EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes certain information concerning the Company's equity compensation plans as of March 31, 2004. The Company does not maintain any equity compensation plans under which stock may be issued except those approved by the Company's shareholders.

                           A                  B                    C
               -----------------------------------------------------------------
                  Number of securities                    Number of securities
                  to be issued upon                     remaining available for
                     exercise of       Weighted-average   future issuance under
                  outstanding options  exercise price of   equity compensation
                 warrants and rights     outstanding        plans (excluding
                ---------------------  options, warrants   securities reflected
 Plan Category    Common    Class B       and rights          in Column A)
--------------------------------------------------------------------------------
Equity
compensation     1,552,145  305,000         $10.86              700,000
plans approved                                                 Common and
by securites                                                 Class B Common
holders
--------------------------------------------------------------------------------



Employment and Termination Agreements
-------------------------------------

     The Company has employment agreements with each Named Officer that provide for an annual base salary, fringe benefits, life insurance and the opportunity to receive incentive and bonus compensation. The employment agreements of Sam Moore, Michael S. Hyatt and Joe L. Powers each contain certain provisions that entitle them to receive certain payments including a severance payment and (at the employee's election) the cash out of certain stock and stock-based awards under Company incentive plans in the event they are involuntarily terminated or resign with good reason within contracted time periods following a change in control of the Company. Sam Moore's severance payment is equal to 2.99 times his then current base salary; Michael S. Hyatt's and Joe L. Powers' severance payment is equal to 2 times their then current base salary. In addition, if Sam Moore retires after the expiration of his employment agreement, he will be entitled to a lump sum payment by the Company equivalent to two years' base salary, in special recognition of his service to the Company.

                               AUDIT COMMITTEE REPORT

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States. A copy of the Audit Committee Restated Charter is attached hereto as Appendix A.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements, as well as the selection, application and disclosure of critical accounting policies used in such consolidated financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors' non-audit services to the Company are compatible with maintaining the auditors' independence.

     The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets with external auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 31, 2004, for filing with the Securities and Exchange Commission. The Company has appointed KPMG LLP as its independent auditors for fiscal 2005.

                                     Respectfully submitted,

                                     W. Lipscomb Davis, Jr., Chairman
                                     Ronald W. Blue
                                     Brownlee O. Currey, Jr.


     The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts

                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     KPMG LLP, the Company's independent registered public accounting firm, has been selected as the independent auditors of the Company for the 2005 fiscal year. The company has been informed that representatives of KPMG LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

     Fees Billed to the Company by KPMG LLP During Fiscal 2004 and 2003
     ------------------------------------------------------------------

     Audit Fees. Audit fees include fees paid by the Company to KPMG LLP in connection with the annual audit of the Company's consolidated financial statements and KPMG LLP's review of the Company's interim financial statements. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and, in many cases, could only be provided by the Company's independent auditors. Such services include comfort letters and consents related to registration statements filed with the Securities and Exchange Commission and other capital-raising activities. The aggregate fees billed to the Company by KPMG LLP for audit services rendered to the Company and its subsidiaries for fiscal 2004 and 2003 were $146,500 and $152,000, respectively.

     Audit-Related Fees. Audit-related services include due diligence and audit services related to mergers and acquisitions, accounting consultations, internal control review, employee benefit plan audits and certain attest services. The aggregate fees billed to the Company by KPMG LLP for audit-related services rendered to the Company and its subsidiaries for fiscal 2004 and 2003 were $3,000 and $0, respectively.

     Tax Fees. Tax fees include corporate tax compliance and counsel and advisory services. The aggregate fees billed to the Company by KPMG LLP for the tax related services rendered to the Company and its subsidiaries for fiscal 2004 and 2003 were $42,000 and $35,000, respectively.

     All Other Fees. For fiscal 2004 and 2003, KPMG LLP did not bill any fees to the Company for any other services, other than those set forth above.

     The Audit Committee of the Board of Directors has considered and determined that the provision of the foregoing non-audit services by KPMG LLP was compatible with maintaining KPMG LLP's independence in the conduct of its audit.

     The Audit Committee has also adopted a formal policy concerning approval of audit and non-audit services to be provided by the Company's independent registered public accounting firm. The policy requires that all services that the Company's independent auditor may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Audit Committee approved all audit and non-audit services provided by KPMG LLP during fiscal 2004 and 2003 prior to KPMG LLP performing such services.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than 10% beneficial owners are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) reports so filed.

     Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto, and certain written representations furnished to the Company, the Company believes that, during the fiscal year ended March 31, 2004, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements.


Performance Graph

     The following graph compares the five-year cumulative returns of $100 invested on March 31, 1999, assuming the reinvestment of all dividends, in
(i) the Common Stock, (ii) the Class B Common Stock, (iii) the Russell 2000 Index ("Russell 2000 Index"), (iv) Standard & Poor's SmallCap 600 Index ("S&P SMALLCAP 600 Index") and (v) an index compiled by the Company and composed of the publicly traded common stock of selected publishing companies (the "Peer Group Index"). The returns on the common stock of each member of the Peer Group Index have been weighted to reflect relative stock market capitalization.


            (LINE GRAPH PLACED HERE REPRESENTING DATA BELOW)

                                      1999   2000   2001   2002   2003   2004
                                      ----   ----   ----   ----   ----   ----
Thomas  Nelson, Inc. -
   Common  Stock (TNM)                $100   $ 81   $ 67   $128   $ 89   $287
Thomas  Nelson, Inc. -
   Class  B Common Stock (TNM.B)       100     91     73    136    152    310
Russell 2000 Index                     100    137    116    133     97    159
S&P SMALLCAP 600 Series                100    131    129    157    118    185
Peer Group Index                       100    103    103    120     83    106

The Peer Group Index is comprised of the following six publicly traded companies:

   Courier Corp.      Reader's Digest Assoc.     Value Line, Inc.
   Meredith Corp.     Scholastic Corporation     John Wiley & Sons, Inc.



             DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE
                PRESENTED AT 2005 ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in 2005 must be received in writing by the Company at its executive offices at 501 Nelson Place, Nashville, Tennessee 37214-1000, not later than March 15, 2005, in order to be included in the Company's proxy statement and proxy for that meeting.

     For other shareholder proposals to be timely (but not considered for inclusion in the Company's proxy statement), a shareholder's notice must be received in writing by the Company at its executive offices not less than 60 days nor more than 90 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of such meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the day of the meeting was mailed or such public disclosure was made.

     For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (i) it includes in the proxy statement advice on the nature of the proposal and how the Company intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement.

                           METHOD OF COUNTING VOTES

     Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the proxy card. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under the rules and regulations of the New York Stock Exchange, the election of directors is a routine matter on which a broker has the discretion to vote if instructions are not received from the client in a timely manner. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. Directors will be elected by a plurality of the votes cast in the election by the holders of the Common Stock and Series B Common Stock. Broker non-votes will not be counted as votes for or against a director nominee and will, therefore, have no effect on the voting for the election of directors.

                                 MISCELLANEOUS

     The cost of this solicitation of proxies will be borne by the Company. It is anticipated that the solicitation will be made primarily by mail, but regular employees or representatives of the Company may, without additional compensation, also solicit proxies by telephone, telegram, or personal interview and arrange for brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals at the Company's expense. The Company may also engage an outside proxy solicitation service in connection with this solicitation. However, the Company has not obtained, and does not currently intend to obtain, such outside proxy solicitation services in connection with this Proxy Statement.

     The Board of Directors is not aware of any business other than that described in this Proxy Statement to be presented for action at the Annual Meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal that may be properly brought before the Annual Meeting in accordance with their judgment.

	The Annual Report to Shareholders for the year ended March 31, 2004, is being mailed to all shareholders entitled to vote at the Annual Meeting. Additional information is contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004, filed with the Commission. The Company will furnish without charge to any shareholder a copy of its complete Annual Report on Form 10-K, including the financial statements and schedules thereto, upon written request to Joe L. Powers, Executive Vice President and Secretary, Thomas Nelson, Inc., P. O. Box 141000, Nashville, Tennessee 37214-1000.

Some banks, brokers, and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2004 Annual Report may have been sent to multiple stockholders in your household. However, even if your household has received only one Annual Report and one Proxy Statement, a separate proxy card should have been provided for each shareholder account. Each separate proxy card should be signed, dated and returned in the enclosed, self-addressed, postage-paid envelope. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee.



July 9, 2004


                            TABLE OF APPENDICES
                            -------------------




              APPENDIX A - THOMAS NELSON, INC. RESTATED
                           CHARTER OF AUDIT COMMITTEE




              APPENDIX B - THOMAS NELSON, INC. NOMINATING
                           AND CORPORATE GOVERNANCE
                           COMMITTEE   CHARTER






                                                                   Appendix A



                            THOMAS NELSON, INC.

                             RESTATED CHARTER
                                    OF
                             AUDIT COMMITTEE

     The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") to assist Board oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the outside auditor's qualifications and independence, and the performance of the Company's internal audit function and independent outside auditors.

     In discharging its responsibilities, the Committee is empowered to investigate any matter with full access to all books, records, facilities and personnel of the Company and the power to retain, at the Company's expense, outside counsel, auditors or other experts or consultants for this purpose. The Committee shall make regular reports to the Board.

     The Committee shall review and reassess the adequacy of this Charter on an annual basis and submit it annually to the Board for approval. The Committee shall also conduct an annual evaluation of the Committee's performance.

     The Committee shall be comprised of not less than three members of the Board, who, as determined by the Board, are independent and meet the other qualification standards set by federal and state legislation and regulation and the applicable listing standards of the New York Stock Exchange. One member of the Committee shall have accounting or related financial management expertise and each member shall be financially literate as determined by the Board. The Committee also shall consider whether one of its members is an "audit committee financial expert" as defined by the Securities and Exchange Commission and whether any member serves on the audit committees of any other public companies.

     The Committee's oversight duties and responsibilities recognize that the Company's management is responsible for preparing the Company's financial statements in accordance with generally accepted accounting principles and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that the Company's financial management, as well as its outside auditors, have more time, knowledge and more detailed information on the Company and its financial reports than do Committee members; consequently, in carrying out its duties and responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements and is not conducting an audit or investigation of the financial statements or determining that the Company's financial statements are true and complete or are in accordance with generally accepted accounting principles. Nor is it the duty of the Committee to ensure compliance with laws and regulations or the Company's Code of Conduct.

     The following functions shall be the common recurring activities of the Committee in carrying out its oversight duties and responsibilities. These functions are set forth as minimum duties and responsibilities with the understanding that the Committee may undertake additional duties and responsibilities as the Board or the Committee deems appropriate given the circumstances.

   - The Committee shall review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operation", and the selection, application and disclosure of critical accounting policies and practices used in such financial statements. The Committee also shall review and discuss with the outside auditors the matters required to be discussed by Statements of Auditing Standards ("SAS") No. 61 and No. 90, as may be modified or supplemented. The discussion of the financial statements and the related critical accounting policies and practices shall occur prior to the public release of such financial statements and the discussion of the related disclosure including the "Management's Discussion and Analysis of Financial Condition and Results of Operation" shall occur prior to the filing of the Form 10-Q or 10-K. Additionally, based on such review and discussion, the Committee shall consider whether to recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K.

   - The Committee shall discuss earnings press releases prior to their public release, as well as financial information and earnings guidance provided to analysts and rating agencies.

   - The Committee shall discuss with management and the outside auditors policies with respect to risk assessment and risk management and the quality and adequacy of the Company's internal controls and processes that could materially affect the Company's financial statements and financial reporting. The Committee shall meet separately, at least quarterly, with management, with the internal auditors, and with the outside auditors and shall review with the outside auditors any audit problems or difficulties and management's response.

   -  The Committee shall:

      - evaluate the qualifications, performance and independence of the outside auditors, including the review and evaluation of the lead partner of the outside auditors and consideration of whether there should be a regular rotation of the audit firm;

      - review any significant disagreements between management and the outside auditors regarding financial reporting;

      - establish hiring policies for employees or former employees of the outside auditors;

      - preapprove all auditing services to be provided by the outside auditors;

      - preapprove all non-auditing services, including tax services, to be provided by the outside auditors, subject to such exceptions as may be determined by the Committee to be appropriate and consistent with federal and regulatory provisions;

      - receive reports from the outside auditors regarding critical accounting policies and practices, alternative treatments of financial information with generally accepted accounting principles, and such other information as may be required by federal and regulatory provisions;

      - request from the outside auditors annually a formal written statement delineating all relationships between the outside auditors and the Company that may impact the objectivity and independence of the outside auditors;

      - discuss with the outside auditors in an active dialogue any such disclosed relationships or services and their impact on the outside auditors' independence;

      - consider whether the outside auditors' non-audit services to the Company are compatible with the auditors' independence; and

      - if determined appropriate by the Committee, recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence.

   - The Committee shall obtain and review, at least annually, a report by the outside auditors describing the auditing firm's internal quality control procedures; and any material issues raised by most recent internal quality control review or peer review, or by any inquiry of governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the auditing firm and any steps taken to deal with any such issues.

   - The Committee shall receive reports from the principal executive and financial officers of the Company regarding all significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and whether they have identified for the outside auditors any material weaknesses in internal controls; regarding any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls; and regarding whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

   - The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

   - The Committee shall have the ultimate authority and responsibility to select (subject, if applicable, to shareholder ratification), determine the compensation of, and, where appropriate, terminate and replace the outside auditors, and the outside auditors shall report directly to the Committee.


Restated November 20, 2003


                                                                   Appendix B


                               THOMAS NELSON, INC.
              NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Purpose
-------

The purpose of the Nominating and Corporate Governance Committee of the Board of Directors (the "Committee") of Thomas Nelson, Inc. (the "Company") is to provide assistance to the Board of Directors in identifying and recommending candidates qualified to serve as directors of the Company, to review the composition of the Board of Directors, to develop, review and recommend governance policies and principles for the Company, and to review periodically the performance of the Board of Directors. The Committee shall make regular reports to the Board of Directors and shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board.

Powers and Duties
-----------------

The powers and duties of the Committee are as follows:

   1. Identify qualified candidates to serve as members of the Company's Board of Directors.

   2. Review the qualifications of incumbent directors to determine whether to recommend them as nominees for reelection.

   3. Review and consider candidates who may be suggested by any director or executive officer of the Company, or by any stockholder if made in accordance with the Company's charter, bylaws and applicable law.

   4. Recruit and recommend qualified candidates for new or vacant positions on the Company's Board of Directors.

   5. Recommend, after reviewing their qualifications, directors to serve as members of the various committees of the Board of Directors.

   6. Review considerations relating to board composition, including size of the board and the criteria for membership on the Board of Directors. The considerations relating to director qualifications shall include independence, experience, expertise and skills.

   7. Review and recommend corporate governance policies and principles for the Company, including those relating to the structure and operations of the Board of Directors and its committees.

   8. Review corporate governance ratings received by the Company and consider modifications to corporate governance policies and principles that address issues raised by such ratings.

   9. Review annually the performance of the Board of Directors, assess its contribution to the Company and consider whether additional powers and responsibilities of the Board are needed to allow it to more effectively oversee the business and affairs of the Company.

  10. Make such recommendations to the Board of Directors as the Committee may consider appropriate and consistent with its purpose, and take such other actions and perform such services as may be referred to it from time to time by the Board of Directors, including the engagement of any outside advisor, at the Company's expense, it may deem necessary or appropriate.

  11.  Review annually its own performance.

Meetings
--------

The Committee shall meet at least three times annually and more frequently as necessary or appropriate. Special meetings of the Committee may be called on two hours notice by the Chairman of the Board or the Committee Chairman. A majority of the Committee shall constitute a quorum, and the Committee shall act only on the affirmative vote of a majority of the members present at the meeting. The Committee shall maintain minutes of all meetings documenting its activities and recommendations to the Board.

Composition of the Committee
----------------------------

The Committee shall be comprised of not less than three Board members, including a Committee Chairman, designated by the Board of Directors, each of whom shall meet the independence requirements of the New York Stock Exchange and any other applicable legal, contractual and regulatory requirements.